EXHIBIT 10.275





                                                           May 4, 2005


Peter K. Scaturro
[Address]



Dear Peter:

On behalf of Charles Schwab Corporation ("Schwab"), it is our pleasure to extend this offer of employment to you. The position as discussed is Chief Executive Officer of U.S. Trust and will report directly to me. This offer is subject to approval by the Compensation Committee. We would like you to start work on May 10, 2005 or another mutually agreeable date after the acceptance of this offer.

The annual base salary for the position is $500,000 (less applicable taxes, withholdings, and authorized deductions), payable semi-monthly or as otherwise consistent with our regular payroll practices. Additionally, the position makes you eligible to participate in the U.S. Trust Incentive Plan with a target bonus of 400% of your base annual salary. The annual bonus is discretionary and dependent upon individual and Company performance, and/or other criteria and conditions as set forth in the plan.

Not withstanding the above, if you have not received at least $2,500,000 in total compensation (which includes salary, bonus, special awards, spot awards, or any other payments) attributable to you for your first 12 months of active and continuous employment, Schwab will pay you the difference between what you received and $2,500,000, less applicable taxes, withholdings, and authorized deductions. The difference will be determined at the end of the quarter in which the 12 month period ends and will be paid to you approximately six weeks after the end of that quarter; provided, however, if you are terminated for any reason other than Cause, as defined below, within the first 12 months of your employment, the difference will be determined at the end of the quarter in which your employment terminates and will be paid to you approximately six weeks after the end of that quarter. If you terminate your employment or are terminated for Cause, as defined below, and you are not employed for the full 12 month period, the guarantee set forth above will not apply, and you will only be paid your base salary and short-term incentive compensation actually earned by you while employed during the period. In the event that you are absent from your position for any reason (other than an approved vacation) for a period in excess of one week during the first 12 months but are still actively employed at the end of the 12 month

Letter to Peter K. Scaturro
May 4, 2005
Page 2



period, any payments will be pro-rated in accordance with the actual time spent performing the duties associated with your position as CEO of U.S. Trust.

We will recommend to the Compensation Committee of the Board of Directors that you be granted 500,000 stock options to buy shares of the common stock of The Charles Schwab Corporation (Symbol: SCH), and $2,000,000 (valued at the date of the grant) in restricted shares of SCH stock as soon as practicable after your hire date. Both stock option and restricted share awards are subject to the discretion and approval of the Compensation Committee. We will recommend to the Compensation Committee that the stock options vest at the end of years three and four (50% on each date) of the anniversary date of the grant, subject to continued employment. The exercise (strike) price for the options will be the closing price of SCH stock on the date of the grant, which is the date of the Compensation Committee's approval. Subject to continued employment, the restricted shares will vest at the end of five years from the date of the grant with accelerated vesting between the second and fourth grant date anniversaries, if specified performance goals established by the Compensation Committee are achieved. Grants of stock options and restricted shares are subject to the terms and conditions of the particular plan(s) and agreement(s). For 2005, you will be eligible to participate in Schwab's long-term incentive program for officers with a target long-term incentive grant in the range of $1,000,000 to $1,250,000.

During the first 24 months of your employment, if Schwab terminates your employment for any reason other than Cause, as defined below, or if you resign all positions with Schwab and its affiliates for Good Reason, as defined below, then Schwab shall immediately make a lump sum severance payment to you in an amount equal to your compensation (salary and bonuses paid under the U.S. Trust Incentive Plan) during the previous 12 months and the vested portion of the stock options and restricted shares set forth above will be at least equal to
(i) the whole years of service that you have completed with Schwab plus one additional year of service; over (ii) the total number of years of service for the award to be fully vested, i.e., four, in the case of stock options, and five, in the case of restricted shares. Any amount paid to you under the guarantee set forth above (i.e., the difference, if any, between what you were paid in the first 12 months of your employment and $2,500,000) will not be taken into account in determining the amount of the lump sum severance payment. The severance benefits under this paragraph will be in lieu of and not in addition to any severance benefits that you may be eligible to receive under any Schwab severance arrangement.

"Good Reason" means that you have not been terminated for Cause and elect to resign after there has been a material diminution or reduction of your title, authority, position, duties or responsibilities. "Cause" is defined as termination of employment based on a determination by the Board of Directors of Schwab that employment be terminated for any of the following reasons: (i) indictment, conviction, or admission of (including a plea of guilty or nolo

Letter to Peter K. Scaturro
May 4, 2005
Page 3



contendere to) any felony or of any crime involving dishonesty or moral turpitude; (ii) violation of any law, rule, regulation or by-law of any securities exchange or association or other regulatory or self regulatory body or agency applicable to Schwab or any of its affiliates; (iii) participation in any act of fraud, embezzlement, theft, or malfeasance against Schwab, its affiliates or customers; (iv) breach of any agreement to which you and Schwab are parties; (v) violation of Schwab's policy prohibiting harassment, discrimination, or retaliation in the workplace, Schwab's Compliance Manual, or Schwab's Code of Business Conduct and Ethics; (vi) use of alcohol or drugs that interferes with the performance of your duties or which compromises the integrity or reputation of Schwab, its affiliates, employees, or products; (vii) willful failure by you, after given notice and a reasonable opportunity to correct, to perform your duties, other than failure resulting from your complete or partial incapacity due to a physical or mental illness; (viii) intentional damage to any property of Schwab or its affiliates; and (ix) absence from your employment, other than as a result of disability pursuant to Schwab's short-term disability plan, vacation, or sabbatical for a period of more than four (4) weeks without my prior consent. This provision does not alter or modify your at-will employment relationship. Your employment relationship with Schwab and its affiliates will be "at will," which means that your employment is for no definite period of time and that you and Schwab are free to terminate the employment relationship at any time, with or without advance warning, notice, investigation, or cause.

In the event of a sale of substantially all of the assets of U.S. Trust by Schwab or a merger or consolidation in which U.S. Trust is not the surviving entity and if you do not remain employed by Schwab or a related entity, you will receive a lump sum cash payment in an amount equal to two times your compensation (salary and bonuses actually paid to you under the U.S. Trust Incentive Plan) during the previous 12 months before such sale, merger, or consolidation and the vested portion of the stock options and restricted shares set forth above will be at least equal to (i) the whole years of service that you have completed with Schwab plus two additional years of service; over (ii) the total number of years of service for the award to be fully vested, i.e., four, in the case of your stock options, and five, in the case of your restricted shares. If you accept an offer of employment with such surviving entity, you will receive a lump sum cash payment in an amount equal to your compensation (salary and bonuses paid under the U.S. Trust Incentive Plan) during the previous 12 months before such sale, merger, or consolidation and the vested portion of the stock options and restricted shares set forth above will be at least equal to (i) the whole years of service that you have completed with Schwab plus one additional year of service; over (ii) the total number of years of service for the award to be fully vested, i.e., four, in the case of your stock options, and five, in the case of your restricted shares. Any amount paid to you under the guarantee set forth above (i.e., the difference, if any, between what you were paid in the first 12 months of your employment and $2,500,000) will not be taken into account in determining the amount of

Letter to Peter K. Scaturro
May 4, 2005
Page 4



the lump sum cash payments under this paragraph. The severance benefits under this paragraph will be in lieu of and not in addition to any severance benefits that you may be eligible to receive under any Schwab severance arrangement; provided, however, if such severance arrangement provides greater benefits to you, you may elect to receive the benefits under such arrangement in lieu of the benefits provided under this paragraph.

In the event that it is determined that any payment or distribution of any type to or for your benefit made by Schwab, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Schwab's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or distributions or benefits shall be payable either
(i) in full; or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. You shall receive the greater, on an after-tax basis, of (i) or (ii). Unless you and Schwab agree otherwise in writing, any determination required under this paragraph will be made in writing by Schwab's independent accountant (the "Accountant") whose determination shall be conclusive and binding. You and Schwab will furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. Schwab shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this paragraph.

As a condition to the receipt of any severance benefits described in this Agreement, you will be required to execute a severance agreement. In Schwab's sole discretion, such agreement may include without limitation, but is not limited to, provisions relating to (i) non-disparagement and non-disclosure;
(ii) non-solicitation of customers, clients and employees; (iii) use of confidential and proprietary information; (iv) return of company property; (v) cooperation with investigations, arbitrations, and litigation; (vi) release and waiver of all legal claims; and (vii) authorized deductions (if any).

We are pleased to offer our regular employees a valuable benefits package. Regular, full-time employees are eligible for medical, dental, vision, disability, and life insurance coverage. Eligibility begins on the first of the month following the start date and, if your start date is May 16, 2005, the eligibility date will be June 1, 2005. A benefit email will be sent to you approximately 4-5 days after all of your paperwork has been processed by Payroll. (Regardless of when an employee enrolls, benefits coverage begins on the eligibility date,

Letter to Peter K. Scaturro
May 4, 2005
Page 5



even if hired late in the month.) You must enroll for benefits coverage within 31 days of your start date, or you will automatically be enrolled in the default plan, which provides reduced coverage for the employee only. If you do not receive your benefit email within 10 days of your start date, email HRDirect@Schwab.com or call 800-725-3535. If you have questions about company benefits, please contact Bryan Allen, Managing Director, Human Resources. Since there is a brief waiting period for benefits coverage, you may want to consider electing health insurance continuation (COBRA) coverage from your previous employer.

Regular, full-time employees also are eligible to enroll in our 401(k) plan on the first day of the month following three complete calendar months of employment. If you begin work on May 16, 2004 you will be eligible to enroll in the 401(k) plan on September 1, 2005. The 401(k) plan has a matching contribution component for enrolled employees who are employed on the last day of the calendar year. Eligibility and benefits under the 401(k) plan are subject to the terms and conditions of the plan.

As an executive officer of Schwab, you will be eligible to participate in any employee benefits, long term incentive plans, and other programs applicable to other Schwab/US Trust executive officers. Additionally, as an executive officer of Schwab, you will be eligible to receive an annual flexible perquisite allowance of $36,000.00, less applicable taxes, withholding and authorized deductions, which is paid monthly, to cover certain costs. This program will give you the flexibility to spend your perquisite dollars in the way that best meets your individual needs. Such benefits, plans, and programs may change from time to time. Schwab also will provide a driver and car service for your use in commuting to and from work as well as for business related travel. Commuting expenses represent personal use and will be taxable to you and Schwab will not provide a tax gross-up on this amount.

This letter Agreement is the entire agreement between you and Schwab as to the terms of your offer of employment (including severance, if any) and the duration or continuation of your employment relationship and supersedes any prior or contemporaneous agreements, representations, understandings, or arrangements, whether written or oral, that may be inconsistent with the at-will nature of the relationship and the terms of the offer of employment. The at-will agreement can not be modified without the express written agreement signed by me.

Nothing in this letter Agreement is intended to constitute a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any benefit paid to you under this offer is deemed to be subject to Section 409A of the Code, you consent to Schwab's adopting such conforming amendments as it deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the amounts of any benefits due to you under this Agreement.

Letter to Peter K. Scaturro
May 4, 2005
Page 6



It is important that your employment with Schwab not conflict with or be constrained by any prior employment. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers. In addition, by signing this letter, you represent and acknowledge that you are not subject to any agreement that would prevent or materially impair your ability to accept and perform the employment duties contemplated by this offer. You further agree to indemnify Schwab against any liability and hold it harmless from and pay any loss, damage, cost and expense which Schwab incurs from a judgment, arbitration award, or settlement in which payment for damages are made against any claims made by any former employer arising out of or in connection with your hiring by Schwab. Additionally, in the event you are named as a party in any enforcement proceeding by the Securities and Exchange Commission or other regulatory agency in connection with or arising out of your previous employment, Schwab may take disciplinary action, up to and including immediate termination. This provision is not intended to alter or modify your at-will status of employment with Schwab.

Your offer of employment is contingent on your cooperation in providing relevant personal knowledge or other necessary information to complete the background screening, as well as the completion and return of the required documents that are conditions of employment.

Schwab has developed numerous policies and procedures relating to Compliance, Human Resources, Information Security and other areas (which may be changed from time to time in the sole discretion of Schwab and/or its affiliates). All employees are expected to be familiar with these policies and procedures and to review them on a periodic basis throughout their employment. These policies and procedures contain important information about Schwab's prohibition against harassment and discrimination in the workplace, compliance requirements, confidentiality and security of information, leave programs, and other important information.

At the end of this letter are important notices about several conditions of employment for your review. In addition, there are several attached forms and notices (also conditions of employment), which must be signed and returned on your first day of employment to Bryan Allen to enable prompt payroll processing.

If you have any questions feel free to contact Bryan Allen at [telephone].

Letter to Peter K. Scaturro
May 4, 2005
Page 7




Peter, I hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at Schwab has made any other representation to you.


Sincerely,



/s/ Charles Schwab

Charles Schwab
Chairman and Chief Executive Officer
The Charles Schwab Corporation



Accepted:  /s/ Peter K. Scaturro                           Date:  May 8, 2005
           --------------------------------------------           -----------
               Peter K. Scaturro